EXHIBIT 5


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APPLEBY SPURLING & KEMPE
Barristers & Attorneys

Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda
Mail: PO Box HM 1179, Hamilton HM EX Bermuda
Telephone:  441 295 2244
Fax:  441 292 8666 / 441 295 5328
e-mail: askcorp@ask.bm
Website: www.ask.bm


                                            10 August, 2001

Orient-Express Hotels Ltd.
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda

Dear Sirs

Form S-3 Registration Statement
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We have acted as Bermuda counsel to Orient-Express Hotels Ltd., a Bermuda company (the "Company"), in connection with the proposed offer and sale by Sea Containers Ltd. of up to 5,000,000 issued and outstanding Class A Common Shares of the Company (the "Shares"). Such offering is the subject of a Registration Statement on Form S-3 under the United States Securities Act of 1933 (the "Registration Statement"). Each Share includes a preferred share purchase right (a "Right"), and such Right (until the "Distribution Date" as defined in the Rights Agreement providing for the Rights) will be transferable with and only with, and will be evidenced by the certificate evidencing, such Share.

We have examined such documents, certificates and records and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

In our opinion, the Shares and the Rights are legally issued, and the Shares are fully paid and non-assessable.

The foregoing reference to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after


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the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

In rendering this opinion, we do not express any opinion as to the laws of any jurisdiction other than the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the captions "Risk Factors" and "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit we are in the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.

Yours faithfully,

/s/Appleby Spurling & Kempe

APPLEBY SPURLING & KEMPE